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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212046

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share	14,703,993	$30.39(1)	$446,854,347.27	$44,998.23(2)

(1)
Estimated solely for the purposes of computing the registration fee with respect to 14,703,993 shares of Common Stock pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of the Common Stock on the NASDAQ Global Select Market on August 10, 2016.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act. Pursuant to Rule 457(p) of the Securities Act, $34,001.32 of previously paid fees associated with the registration of unsold securities on Registration Statement No. 333-205231 on Form S-11, which was filed by the registrant on June 25, 2015 and subsequently withdrawn on July 26, 2016, will be used to offset the fees that are due hereunder.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 15, 2016)

Communications Sales & Leasing, Inc.

Common Stock

        This prospectus supplement relates to the offer and sale from time to time of up to 14,703,993 shares of common stock, par value $0.0001 per share (the "Common Stock"), of Communications Sales & Leasing, Inc., by the selling stockholders identified in this prospectus supplement (the "Selling Stockholders"). Unless the context requires otherwise, the words "CS&L," "we," "Company," "us" and "our" refer to Communications Sales & Leasing, Inc.

        We are filing this prospectus supplement pursuant to the registration rights agreement, dated June 15, 2016, between us and the Selling Stockholders (the "Registration Rights Agreement"). The prices at which the Selling Stockholders may sell the Common Stock will be determined by the prevailing market price for shares of our Common Stock or in negotiated transactions. We cannot predict when or in what amounts the Selling Stockholders may sell any of the shares of Common Stock offered by this prospectus supplement. We will not receive any of the proceeds from the sale or other disposition of the shares by the Selling Stockholders.

        Our Common Stock is listed on the NASDAQ Global Select Market under the symbol "CSAL." On August 11, 2016, the last reported sales price of our Common Stock was $30.30 per share.

        CS&L intends to elect to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2015. To assist CS&L in qualifying as a REIT, among other purposes, CS&L's charter contains certain restrictions relating to the ownership and transfer of its stock, including a provision generally restricting shareholders from owning more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of CS&L's common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of CS&L stock, without the prior consent of CS&L's board of directors. See "Restrictions on Ownership and Transfer" in the accompanying prospectus.

        Investing in our Common Stock involves risks. You should carefully read and consider the risk factors included in periodic reports, any prospectus supplements relating to a specific offering of Common Stock, the Prospectus and in other documents that we may file with the Securities and Exchange Commission. See "Risk Factors" beginning on page 6 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated August 12, 2016.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Common Stock offered. The second part, the accompanying prospectus which is dated June 15, 2016, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Before purchasing any shares of Common Stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.cslreit.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus supplement or any other report or documents we file with or furnish to the SEC.

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov and at the SEC's public reference facilities referred to below. See "Incorporation By Reference."

INCORPORATION BY REFERENCE

        We are "incorporating by reference" into this prospectus supplement the information in documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission (the "SEC") will automatically update and supersede this information to the extent that the later filed information modifies or replaces such earlier information. We incorporate by reference in this prospectus supplement the following documents, which we have filed or will file with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 7, 2016;

  •
  those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2016 that are incorporated by reference into our Annual Report on Form 10-K referred to above;

  •
  our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 filed with the SEC on May 12, 2016 and August 11, 2016, respectively;

  •
  our Current Reports on Form 8-K filed on January 12, 2016, May 4, 2016, May 23, 2016, June 1, 2016, June 9, 2016, June 15, 2016, June 20, 2016, June 24, 2016 and June 30, 2016 and our Current Report on Form 8-K/A filed on June 6, 2016;

  •
  the description of our Common Stock contained in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on March 26, 2015, including any amendments or reports filed with the SEC for the purpose of updating such description; and

  •
  all documents and reports subsequently filed by us with the SEC (other than, in each case, any information or documents furnished, rather than filed, with the SEC pursuant to certain items of Form 8-K) after the date hereof and prior to the closing of this offering.

        You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus supplement may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: the benefits and tax treatment of the spin-off; future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the impact of the acquisition of PEG Bandwidth, LLC ("PEG Bandwidth"); expectations regarding the impact and timing of the pending acquisition of Tower Cloud, Inc. ("Tower Cloud"), including expectations regarding operational synergies with PEG Bandwidth; expectations regarding future deployment of fiber strand miles and recognition of revenue related thereto; expectations regarding levels of capital expenditures; the deductibility of goodwill for tax purposes; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

        Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be realized. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to:

  •
  the ability and willingness of Windstream Holdings, Inc. ("Windstream") and other current and future customers to meet and/or perform their obligations under any contractual arrangements entered into with us, including master lease arrangements, and any of their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

  •
  the ability of Windstream and other current and future customers to comply with laws, rules and regulations in the operation of the assets we lease to them;

  •
  the ability and willingness of Windstream and other current and future customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant;

  •
  the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms or operate and integrate the acquired business;

  •
  our ability to generate sufficient cash flows to service our outstanding indebtedness;

  •
  our ability to access debt and equity capital markets;

  •
  the impact on our business or the business of our customers as a result of credit rating downgrades;

  •
  fluctuating interest rates;

  •
  our ability to retain our key management personnel;

  •
  our ability to qualify or maintain our status as a REIT;

  •
  changes in the U.S. tax law and other federal, state or local laws, whether or not specific to REITs;

  •
  covenants in our debt agreements that may limit our operational flexibility;

  •
  the risk that we fail to fully realize the potential benefits of the PEG Bandwidth and Tower Cloud transactions or have difficulty integrating PEG Bandwidth or Tower Cloud;

  •
  the possibility that the terms of the Tower Cloud transaction are modified;

  •
  the risk that the Tower Cloud transaction agreements may be terminated prior to expiration;

  •
  risks related to satisfying the conditions to the Tower Cloud transaction, including timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval;

  •
  other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and

  •
  additional factors discussed in "Risk Factors" in this prospectus supplement, Part I, Item 2 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Part II, Item 1A "Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 incorporated by reference herein, as well as those described from time to time in our future reports filed with the SEC and incorporated by reference in any prospectus supplement.

        We caution prospective purchasers of shares of our Common Stock that the foregoing list of important factors may not contain all of the factors that are important to prospective purchasers of such shares. Forward-looking statements speak only as of the date of this prospectus supplement. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

 THE OFFERING

        The following is a brief summary of this offering. You should read this prospectus supplement and the documents incorporated by reference herein in their entirety, including the information set forth under the heading "Risk Factors."

Common Stock Outstanding	153,911,063 shares
Common Stock Offered by the Selling Stockholders	14,703,993 shares
Terms of the Offering	The Selling Stockholders will determine when and how they will sell the shares of Common Stock offered by this prospectus supplement, as described in "Plan of Distribution."
Use of Proceeds	We will receive no proceeds from the sale of the shares of Common Stock being offered by the Selling Stockholders by this prospectus supplement.
Risk Factors

An investment in the shares of Common Stock offered by this prospectus supplement involves a degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" on page 6.

NASDAQ Global Select Market	"CSAL"
Tax Status

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes starting with our taxable year ending December 31, 2015. See "Material U.S. Federal Income Tax Considerations" in the accompanying prospectus.

Dividend Policy

On August 9, 2016, we declared a cash dividend of $0.60, payable on October 14, 2016 to shareholders of record as of the close of business on September 30, 2016, for the period from July 1, 2016 through September 30, 2016. Purchasers in this offering will receive the dividends payable on October 14, 2016 if they purchase their shares prior to September 30, 2016 and continue to hold the shares acquired in this offering through September 30, 2016. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. In no event will the annual dividend be less than the amount required to qualify as a REIT. See "Dividend Policy" for more information regarding limitations on our ability to pay dividends.

Transfer Restrictions

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended (the "Code"), among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our stock, including a provision generally restricting shareholders from owning more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our Common Stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of CS&L stock, without the prior consent of CS&L's board of directors. See "Restrictions on Ownership and Transfer" in the accompanying prospectus.

        Unless we specifically state otherwise, all share information in this prospectus supplement (i) is based on the number of common shares outstanding as of August 5, 2016 and (ii) does not take into account:

  •
  667,454 shares of Common Stock issuable upon the vesting of restricted stock and restricted stock units outstanding as of August 5, 2016;

  •
  5,118,311 shares of Common Stock available for future issuance under our equity incentive plans as of August 5, 2016;

  •
  2,500,000 shares issuable upon conversion of CS&L's outstanding 3% Series A Convertible Preferred Stock (based on initial conversion rate); or

  •
  1,900,000 shares issuable as consideration in the acquisition of Tower Cloud.

        Except as otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters' option, if any, to purchase additional shares.

RISK FACTORS

        Investing in our Common Stock involves risk. Before you invest in our Common Stock, you should carefully consider all of the risk factors incorporated by reference in this prospectus supplement, including the risk factors set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. You should also carefully consider all of the other information included or incorporated by reference in this prospectus supplement. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, cash flows, results of operations, prospects, and our ability to implement our investment strategy and to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in our Common Stock. Some statements in this prospectus supplement constitute forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of our Common Stock offered by the Selling Stockholders.

PRICE RANGE OF COMMON STOCK

        Our Common Stock has been traded on NASDAQ under the symbol "CSAL" since April 20, 2015. Prior to that time, there was no public market for our Common Stock. The following table sets forth for the period indicated the high and low sale price of our Common Stock, as reported by NASDAQ.

	High	Low
2015
Second Quarter (from April 20, 2015 to June 30, 2015)	$34.63	$24.39
Third Quarter (ended September 30, 2015)	$24.83	$17.50
Fourth Quarter (ended December 31, 2015)	$20.93	$16.96
2016
First Quarter (ended March 31, 2016)	$22.91	$15.13
Second Quarter (ended June 30, 2016)	$29.57	$21.63
Third Quarter (through August 11, 2016)	$31.24	$28.76

        On August 11, 2016, the last reported sale price of our Common Stock as reported on NASDAQ was $30.30 per share. As of August 5, 2016, we had approximately 24,356 registered holders of record of our Common Stock.

DIVIDEND POLICY

        We intend to elect on our U.S. federal income tax return for the taxable year ending December 31, 2015 to be treated as a REIT. We expect to pay dividends in cash in an amount equal to $2.40 per share per annum, subject to declaration by our board of directors.

        On August 9, 2016, we declared a cash dividend of $0.60, payable on October 14, 2016 to shareholders of record as of the close of business on September 30, 2016, for the period from July 1, 2016 through September 30, 2016. Purchasers in this offering will receive the dividends payable on October 14, 2016 if they purchase their shares prior to September 30, 2016 and continue to hold the shares acquired in this offering through September 30, 2016.

        U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. In no event will the annual dividend be less than the distribution required to qualify as a REIT, unless our board of directors determines that it is no longer in our best interest to qualify as a REIT.

        Presently, cash available for distribution to our shareholders is substantially derived from the rental payments under the master lease with Windstream and the income, if any, from operations of the consumer competitive local exchange carrier business and the PEG Bandwidth business. All dividends will be made by us at the discretion of our board of directors and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants (which include limits on dividends), applicable law and other factors as our board of directors deems relevant. We cannot guarantee, and there can be no assurance, that we will declare or pay any dividends or distributions.

        We currently intend to pay quarterly dividends in cash. We anticipate that our dividends will generally be taxable as ordinary income to our shareholders, although a portion of the dividends may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth dividends paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the U.S. federal income tax treatment of distributions to our shareholders, see "Material U.S. Federal Income Tax Considerations—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders" in the accompanying prospectus.

        Our dividend policy enables us to review from time to time alternative funding sources to pay our required distributions. We presently anticipate that any future property acquisitions will be financed through the proceeds of debt or the issuance of equity securities or a combination thereof. To the extent those funding sources are insufficient to meet our cash needs, or the cost of such financing exceeds the cash flow generated by the acquired properties for any period, cash available for distribution could be reduced. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any such shortfall, including borrowing under available debt facilities, selling certain of our assets or using a portion of the net proceeds we receive in future securities offerings, if any. However, the sale of any properties acquired in connection with the spin-off within a ten-year period following the spin-off may subject us to adverse tax consequences.

        For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, our taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to pay our required distributions and a portion of our distributions may consist of our stock or our debt instruments. In either event, a shareholder of ours will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such shareholder. The IRS Ruling allows us to make REIT distributions in our first two taxable years in a combination of cash and stock (similar to the purging distribution, if any) to satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. For more information, see "Material U.S. Federal Income Tax Considerations—Taxation of REITs in General—Annual Distribution Requirements" in the accompanying prospectus. We currently believe that we will have sufficient available cash to pay our required distribution for 2016 in cash, but there can be no assurance that this will be the case.

 SELLING STOCKHOLDERS

        The following table presents information about the beneficial ownership of our Common Stock by the Selling Stockholders based on 153,911,063 shares of our Common Stock outstanding as of August 5, 2016. The information presented regarding the Selling Stockholders is based upon representations made by the Selling Stockholders to us. Beneficial ownership is determined in accordance with the rules of the SEC and, in general, stockholders having voting or investment power with respect to a security are beneficial owners of that security. Unless otherwise indicated, to our knowledge, the Selling Stockholders listed in the table below have sole voting and investment power with respect to their shares.

        The Selling Stockholders, or their pledgees, donees, assignees, transferees or other successors-in-interest, may sell some, all or none of their shares of Common Stock offered by this prospectus supplement from time to time. We do not know how long the Selling Stockholders will hold their shares of Common Stock covered hereby before selling them. Other than the Registration Rights Agreement, we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares of Common Stock being offered hereunder. We do not know when or in what amounts the Selling Stockholders may sell or otherwise dispose of the shares of Common Stock covered hereby. As a result, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of Common Stock covered by this prospectus supplement will be sold by the Selling Stockholders and that such Selling Stockholders do not acquire any additional shares of Common Stock entitled to registration rights under the Registration Rights Agreement. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC, which are incorporated by reference in this prospectus supplement.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage of Class After the Offering
SEARCHLIGHT II CLS, L.P.(1)	10,000,000	10,000,000	—	—
CG CONCENTRATED POSITIONS FUND, LP(2)	100,000	100,000	—	—
CG CORE VALUE FUND, L.P.(3)	100,000	100,000	—	—
GLOBAL LONG SHORT PARTNERS MASTER LP(4)	1,075,000	1,075,000	—	—
JANA MASTER FUND, LTD.(5)	149,168	149,168	—	—
JANA NIRVANA MASTER FUND, L.P.(6)	150,832	150,832	—	—
P ZIMMER LTD(7)	349,016	349,016	—	—
ZP MASTER UTILITY FUND, LTD.(8)	2,654,977	2,654,977	—	—
PEG BANDWIDTH HOLDINGS, LLC(9)	1,125,000	125,000	1,000,000	*

*
Less than 1%.

(1)
Searchlight II CLS GP, LLC, the general partner of Searchlight II CLS, L.P., SC II CLS, L.P., a member of Searchlight II CLS GP, LLC, Searchlight Capital II (FC) AIV, L.P., a member of Searchlight II CLS GP, LLC, Searchlight Capital II PV, L.P., a member of Searchlight II CLS GP, LLC, Searchlight Capital Partners II GP, L.P., general partner of SC II CLS, L.P., Searchlight Capital II (FC) AIV, L.P. and Searchlight Capital II PV, L.P., and Searchlight Capital Partners II GP, LLC, general partner of Searchlight Capital Partners II GP, L.P., all may, pursuant to

  Rule 13d-3 of the Exchange Act, be deemed to beneficially own the Common Stock held by Searchlight II CLS, L.P. There are three managers of Searchlight Capital Partners II GP, LLC, Oliver Haarmann, Erol Uzumeri and Eric Zinterhofer (collectively, the "Managers"). The Managers and each of the foregoing entities disclaims beneficial ownership of the Common Stock held by Searchlight II CLS, L.P. The address for Searchlight II CLS, L.P. is 745 5th Avenue, New York, NY 10151.

(2)
CG Concentrated Positions Fund GP, LLC is the general partner of CG Concentrated Positions Fund, LP. John Haley, manager of CG Concentrated Positions Fund GP, LLC, has control over CG Concentrated Positions Fund, LP and is deemed to have beneficial ownership and voting and investment power over the Common Stock held by CG Concentrated Positions Fund, LP. The address for CG Concentrated Positions Fund, LP is One Information Way, Ste. 405, Little Rock, AR 72202.

(3)
CG Core Value GP, LLC is the general partner of CG Core Value Fund, L.P. John Haley, manager of CG Core Value GP, LLC, has control over CG Core Value Fund, L.P. and is deemed to have beneficial ownership and voting and investment power over the Common Stock held by CG Core Value Fund, L.P. The address for CG Core Value Fund, L.P. is One Information Way, Ste. 405, Little Rock, AR 72202.

(4)
Goldman Sachs Investment Partners GP, LLC is the general partner of Global Long Short Partners Master LP (formerly known as Goldman Sachs Investment Partners Master Fund, L.P.). The investment committee and authorized signatories of Goldman Sachs Investment Partners GP, LLC have control over Global Long Short Partners Master LP and are deemed to have beneficial ownership and voting and investment power over the Common Stock held by Global Long Short Partners Master LP. The address for Global Long Short Partners Master LP is 200 West Street, New York, NY 10282.

(5)
JANA Partners LLC, the investment manager to JANA Master Fund, Ltd., has sole voting and dispositive power over the Common Stock held by JANA Master Fund, Ltd. Barry Rosenstein is the managing partner of JANA Partners LLC. JANA Partners LLC and Barry Rosenstein disclaim any beneficial ownership of any of the Common Stock held by JANA Master Fund, Ltd. except to the extent of their pecuniary interest therein. The address for JANA Master Fund, Ltd. is 767 5th Avenue, 8th Floor, New York, NY 10153.

(6)
JANA Partners LLC, the investment manager to JANA Nirvana Master Fund, L.P., has sole voting and dispositive power with respect to the Common Stock held by JANA Nirvana Master Fund, L.P. Barry Rosenstein is the managing partner of JANA Partners LLC. JANA Partners LLC and Barry Rosenstein disclaim any beneficial ownership of any of the Common Stock held by JANA Nirvana Master Fund, L.P. except to the extent of their pecuniary interest therein. The address for JANA Nirvana Master Fund, L.P. is 767 5th Avenue, 8th Floor, New York, NY 10153.

(7)
Zimmer Partners, LP serves as the investment manager to P Zimmer Ltd. Stuart J. Zimmer, managing partner of Zimmer Partners GP, LLC, the general partner of Zimmer Partners, LP, has control over P Zimmer Ltd. and is deemed to have beneficial ownership and voting and investment power over the Common Stock held by P Zimmer Ltd. The address for the investment manager to P Zimmer Ltd. is 888 Seventh Ave. 23rd Fl., New York, NY 10106.

(8)
Zimmer Partners, LP serves as the investment manager to ZP Master Utility Fund, Ltd. Stuart J. Zimmer, managing partner of Zimmer Partners GP, LLC, the general partner of Zimmer Partners, LP, has control over ZP Master Utility Fund, Ltd. and is deemed to have beneficial ownership and voting and investment power over the Common Stock held by ZP Master Utility Fund, Ltd. The address for the investment manager to ZP Master Utility Fund, Ltd. is 888 Seventh Ave. 23rd Fl., New York, NY 10106.

(9)
PEG Bandwidth Holdings, LLC is a limited liability company managed by its sole member, AP PEG Bandwidth Investments, LLC. AP PEG Bandwidth Investments, LLC has also given authority to elected officers of PEG Bandwidth Holdings, LLC who may individually bind PEG Bandwidth Holdings, LLC. David J. Berkman and William H. Berkman are officers of both PEG Bandwidth Holdings, LLC and AP PEG Bandwidth Investments, LLC and are deemed to have beneficial ownership and voting and investment power over the Common Stock held by PEG Bandwidth Holdings, LLC. Scott G. Bruce, a managing director of PEG Bandwidth Holdings, LLC, is also one of our directors. The address for PEG Bandwidth Holdings, LLC is 3 Bala Plaza East, Ste 502, Bala Cynwyd, PA 19004.

        On June 9, 2016, each of the Selling Stockholders entered into subscription agreements with Citigroup Global Markets, Inc., as seller, pursuant to which they had acquired an aggregate of 14,703,993 shares of our Common Stock. On June 15, 2016, we entered into the Registration Rights Agreement with the Selling Stockholders relating to the shares of Common Stock the Selling Stockholders had acquired pursuant to such subscription agreements.

        Pursuant to the Registration Rights Agreement, we agreed to register for resale the shares of Common Stock issued to the Selling Stockholders. We are required to file a shelf registration statement on Form S-3 or a prospectus supplement to such shelf registration statement to register the shares held by the Selling Stockholders within 60 days of entry in to the Registration Rights Agreement, and subject to certain conditions holders of 40% or more of the registrable securities held by holders then party to the Registration Rights Agreement can request two demand registrations requiring our cooperation, with a maximum of one demand registration during any 365-day period. We also agreed to other customary obligations regarding registration, including indemnification and maintenance of the effectiveness of the registration statement. Usage of the registration statement will be subject to customary blackouts.

        Pursuant to a letter agreement dated June 15, 2016 (the "Governance Agreement"), Searchlight II CLS, L.P., an affiliate of Searchlight Capital Partners, L.P. ("Searchlight"), received the right to designate one member to our board of directors (the "Designee"), provided that the Designee is reasonably acceptable to our board of directors. This designation right will terminate on the date on which Searchlight's ownership drops below 5% of the issued and outstanding shares of our Common Stock prior to June 15, 2019, or below 8% of the issued and outstanding shares of our Common Stock thereafter or, if earlier, the date on which Searchlight is not in compliance with the terms of the Governance Agreement (the "Designation Termination Date"). From the date of the Governance Agreement and until six months after the later of the Designation Termination Date and the date that the Designee is no longer a director, Searchlight and its affiliates will vote the shares of our Common Stock held by them proportionally to the votes cast by other holders of shares of our Common Stock on all matters, except for certain extraordinary transactions such as mergers, consolidations, sales or acquisitions of material assets and liquidations or dissolutions involving us or a material amount of our assets or businesses. On August 9, 2016, our board of directors increased its size by one and appointed Andrew Frey, a partner of Searchlight, to fill the newly created vacancy. Mr. Frey is not currently expected to serve on any of the Board's committees.

        A further description of the Registration Rights Agreement, the Governance Agreement and the transactions contemplated thereby is contained in our Current Report on Form 8-K filed with the SEC on June 15, 2016.

PLAN OF DISTRIBUTION

        This prospectus supplement relates to the offer and sale, from time to time, of shares of our Common Stock by the Selling Stockholders. We are registering the resale of shares of our Common Stock to provide the Selling Stockholders with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the Selling Stockholders pursuant to this prospectus supplement or at all. Any of the Selling Stockholders may sell the Common Stock offered by this prospectus supplement from time to time in one or more transactions, including without limitation:

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  to or through underwriters, brokers or dealers; or

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  through a combination of any of these methods.

        A distribution of the Common Stock offered by this prospectus supplement may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the manner in which any of the Selling Stockholders may sell some or all of the Common Stock covered by this prospectus supplement includes, without limitation, through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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  ordinary brokerage transactions and transactions in which a broker solicits purchasers;

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  privately negotiated transactions;

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  transactions made through an agent on a best efforts basis; or

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  otherwise through any combination of the foregoing types of transaction.

        Any of the Selling Stockholders may also enter into hedging transactions. For example, the Selling Stockholder may:

  •
  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Common Stock pursuant to this prospectus supplement, in which case such broker-dealer or affiliate may use shares of Common Stock received from such Selling Stockholder to close out its short positions;

  •
  sell securities short and redeliver such shares to close out their respective short positions;

  •
  enter into option or other types of transactions that require such Selling Stockholder to deliver Common Stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the Common Stock under this prospectus supplement; or

  •
  loan or pledge the Common Stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus supplement.

        In addition, any of the Selling Stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell Common Stock covered by and pursuant to this prospectus supplement and any additional applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use Common Stock borrowed from the Selling Stockholders or others to settle such sales and may use Common Stock received from such Selling Stockholder to close out any related short positions. A Selling Stockholder may also loan or pledge Common Stock covered by this prospectus supplement to third parties, who may sell the loaned Common Stock or, in an event of default in the case of a pledge, sell the pledged Common Stock pursuant to this prospectus supplement or pricing supplement, as the case may be.

        Common Stock may also be exchanged for satisfaction of the Selling Stockholders' obligations or other liabilities to its creditors. Such transactions may or may not involve brokers or dealers.

        The offer and sale of the Common Stock described in this prospectus supplement by any of the Selling Stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  •
  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to the prevailing market prices;

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  at varying prices determined at the time of sale; or

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  at negotiated prices.

        Such sales may be effected:

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  in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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  in transactions in the over-the-counter market;

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  in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

  •
  through the writing of options; or

  •
  through other types of transactions.

        Common Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Common Stock may be sold directly by the selling stockholders or through agents designated by the selling stockholders from time to time.

        Offers to purchase Common Stock offered by this prospectus supplement may be solicited, and sales of the shares may be made, by the Selling Stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the Common Stock. The Selling Stockholders may authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase Common Stock from such Selling Stockholders pursuant to contracts providing for payment and delivery at a future date.

        In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus supplement. If the Selling Stockholders use one or more underwriters in the sale, such underwriter(s) will acquire the shares of our Common Stock covered by this prospectus supplement for their own account. The underwriter(s) may resell the shares of our Common Stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

        Brokers, dealers or agents participating in the distribution of the shares of Common Stock may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation as to a particular broker-dealer may be in excess of customary commissions. The Selling Stockholders and any broker-dealers acting in connection with the sale of the shares of Common Stock hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit realized by them on the resale of shares of Common Stock as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the Selling Stockholders can presently estimate the amount of that compensation. We know of no existing arrangements between the Selling Stockholders and any such broker, dealer or agent relating to the sale or distribution of the shares of Common Stock.

        We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, the Selling Stockholders and other persons participating in a distribution of securities. In addition, we will make copies of this prospectus supplement available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At a time a particular offering of shares of our Common Stock is made, an additional prospectus supplement, if required, may be distributed that will set forth the number of shares of our Common Stock being offered, the method of distribution and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        CS&L will cover its own fees and expenses associated with offerings and the registration of the shares of Common Stock, but not the fees of the Selling Stockholders or underwriter-associated expenses. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

        There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock covered by this prospectus supplement.

LEGAL MATTERS

        The validity of the Common Stock will be passed upon by Kutak Rock LLP.

14,703,993 Shares

Communications Sales & Leasing, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

August 12, 2016